Exhibit 99.1

For Release January 30, 2006—1:30 p.m. PST	Contact: Daniel G. Byrne
(509) 458-3711

STERLING FINANCIAL CORPORATION OF SPOKANE, WASHINGTON,
ANNOUNCES 2005 FISCAL YEAR-END AND FOURTH QUARTER EARNINGS,
REFLECTING STRONG LOAN AND DEPOSIT GROWTH

Spokane, Washington, January 30, 2006 – Sterling Financial Corporation (NASDAQ:STSA) today announced earnings of $61.2 million, or $1.75 per diluted share, for the year ended December 31, 2005.  This represented a nine percent increase from earnings of $56.3 million, or $1.62 per diluted share, for the prior year.  The increase for the year reflects strong loan and deposit growth.  Earnings for the three month period ended December 31, 2005 were $15.4 million, or $0.44 per diluted share, compared with last year’s results of $15.5 million, or $0.44 per diluted share.

“Our performance in 2005 reflects an excellent year of opportunity for Sterling.  We set a new record for deposits, loans and fee generation.  We are particularly proud of our fourth quarter after a soft third quarter.  I am also proud of our consistent success over the years at focusing on growth and building shareholder value,” said Harold B. Gilkey, chairman and chief executive officer.  “Our ability to add high-quality earning assets, expand the footprint of the bank with five new locations, increase deposits, enhance our corporate and business banking teams and convert to a commercial bank charter were integral to our growth and success in 2005.  This growth and performance showcases Sterling as a leader in community banking in the Pacific Northwest.”

2005 HIGHLIGHTS

•                  Record net income of $61.2 million.

•                  Total assets increased nine percent to a record $7.56 billion.

•                  Total deposits increased 24 percent to a record $4.81 billion.

•                  The number of transaction accounts grew four percent during 2005 to nearly 154,000.

•                  Transaction deposits increased 12 percent over 2004.

•                  Total loan originations were a record $3.88 billion, up by 33 percent over 2004.

•                  Non-interest income increased 25 percent.

•                  Year-end nonperforming assets ratio of 0.11 percent of total assets was the lowest in the company’s history.

•                  Sterling completed the conversion of its charter from a thrift to a commercial bank holding company in July of 2005.

•                  Distributed a three-for-two stock split in August 2005.

•                  Paid Sterling’s first cash dividend on its common stock.

•                  Expanded the Bank with ten new financial service centers, including retail branches, business banking teams, private banking teams and a corporate banking team.

FOURTH QUARTER HIGHLIGHTS

•                  Average interest-earning assets increased seven percent, or $463.3 million, from the preceding quarter.

•                  Non interest income increased 22 percent from the preceding quarter.

•                  Loan originations of $1.20 billion; reflect an increase of 51 percent over the fourth quarter of 2004.

•                  Loans increased 14 percent from the preceding quarter.

•                  Deposits increased nine percent from the preceding quarter.

•                  Asset quality remained excellent, reflecting the low loan charge-offs and delinquencies ratios.

OPERATING RESULTS

Net Interest Income

Sterling reported record net interest income of $56.8 million for the three months ended December 31, 2005, a nine percent increase over $52.2 million for the same period in the prior year.  The increase over the comparable period in 2004 was primarily due to a six percent, or $400.0 million, increase in the volume of average earning assets.  The increase in average earning assets was primarily due to loan growth of approximately $441.6 million.

Net interest income for the year ended December 31, 2005 was $216.5 million, compared to $196.8 million for 2004, a ten percent increase.  The increase for the year was due to an 11 percent, or $670.9 million, increase in the volume of average earning assets.  During the first half of the year, Sterling sold $571.5 million in mortgage loans.  During the second half of the year these assets were largely replaced by loan originations.

Net interest margin of 3.32 percent for the fourth quarter of 2005 represented a seven basis point increase from the previous year, with the increase primarily reflecting loan growth funded by deposits.  Net interest margin of 3.28 percent for the year ended December 31, 2005, reflected a decrease from 3.32 percent for the prior year.  The decrease for the year reflected a more rapid increase in the cost of funds than the yield on earning assets.

Non-interest Income

Total non-interest income was $16.2 million for the quarter ended December 31, 2005, compared to $10.4 million for the same period one year ago, a 56 percent increase.  Total non-interest income was $59.6 million for the year ended December 31, 2005, compared to $47.8 million for 2004, a 25 percent increase.  The quarterly and the annual increases were both primarily due to an increase in mortgage banking operations and fees and service charges income.

Fees and service charges income for the quarter increased by 25 percent to $9.8 million from $7.9 million in the same period last year.  Fees and service charges income was $34.7 million for the year ended December 31, 2005, compared to $32.7 million for 2004, an increase of six percent.  These increases were largely due to an increase in the number of transaction accounts, the success of Sterling’s Balance Shield program, and sales of cash management services.  Transaction accounts have been an area of emphasis with the total number of transaction accounts as of December 31, 2005 at nearly 154,000, a four percent increase over the prior year.

Mortgage banking operations income for the fourth quarter of 2005 was $3.5 million, compared to $1.7 million for the prior year’s comparable quarter.  For the year ended December 31, 2005, income from mortgage banking operations was $17.9 million, compared to $6.2 million for the same period in 2004.  The increase for the three-month period reflected a higher volume of brokered loan fee income from Sterling’s commercial real estate segment compared to the same period in 2004.  The year-over-year increase reflects the sale of residential and income property loans and a higher volume of brokered loan fees.

Bank-owned life insurance increased 36 percent year-over-year to $5.9 million, which includes $1.4 million of insurance proceeds during the fourth quarter.  Sterling uses this insurance to assist the financing of the ever-increasing benefit costs for Sterling’s employee base.

Non-Interest Expenses

Non-interest expenses were $46.4 million for the three months ended December 31, 2005, compared to $37.0 million for the three months ended December 31, 2004, an increase of 26 percent.  Non-interest expenses were $170.3 million for the year ended December 31, 2005, or 2.4 percent of average assets, compared to $148.4 million, or 2.3 percent of average assets, in 2004, an increase of 15 percent.  Personnel expenses were the main driver of the change for both the three and twelve-month periods.  During the year, full-time equivalents increased by 165, reflecting production and support expansion across Sterling’s footprint.

Commenting on non-interest expenses and efficiency, Mr. Gilkey stated, “The increase in non-interest expenses reflects Sterling’s investment in corporate and business lending as well as retail branch and commercial mortgage expansion.  Our resource commitments in metropolitan areas, such as Boise, ID and the Puget Sound, are being validated by the strong loan and deposit growth coming from those regions.”

Commenting further, Mr. Gilkey stated, “Our annual operating efficiency increased from 60.7 percent for 2004 to 61.7 percent for 2005.  We see opportunities for improvement in operating efficiency as the new lending teams increase production in our key business lines.”

Performance Ratios

Return on average equity was 12.1 percent for the three months ended December 31, 2005, compared to 13.6 percent for the same period in 2004.  Return on average tangible equity was 16.3 percent for the three months ended December 31, 2005, compared with 19.0 percent for the same period in 2004.   Both decreases reflected a lower rate of earnings growth compared to the change in capital.  Return on average assets was 0.85 percent for the three months ended December 31, 2005, compared to 0.91 percent for the same period in 2004.  The decrease was primarily due to a larger increase in average assets compared to the growth in earnings.

Return on average equity was 12.4 percent for the year ended December 31, 2005, compared to 13.2 percent for the same period in 2004.  Return on average tangible equity was 16.9 percent for the year ended December 31, 2005, compared with 19.8 percent for the same period in 2004.  The driving factors of the twelve month fluctuations were the same as those of the three month fluctuations.  Return on average assets was 0.87 percent for the year ended December 31, 2005, compared to 0.88 percent for the same period in 2004.  Growth in average assets outpaced growth in net income.

Lending

As of December 31, 2005, Sterling’s loans receivable had increased to a record $4.89 billion, compared to $4.25 billion at December 31, 2004, a 15 percent increase.  Sterling’s loan growth has been directly related to the increase in branch locations, market expansion and the addition of lending personnel.  Sterling’s primary strength in lending continues to be in building customer relationships, which can lead to increased market share in both loans and deposits.

Sterling’s total loan originations increased 51 percent to $1.20 billion for the quarter ended December 31, 2005, compared to the same period in 2004.  For the year ended December 31, 2005, loan originations increased to $3.88 billion, a 33 percent increase over the 2004 total.  One of Sterling’s core strengths is reflected by the 56 percent, or $368.6 million, year-over-year increase in construction loan balances. Our construction lending relationships remain strong as a result of the economic strength seen across the greater Pacific Northwest region.  Business banking loan balances increased 16 percent, or $147.8 million, during 2005.  Sterling also continues to support its long-term growth initiatives through the addition of several new business banking team members.

Gilkey commented, “The growth in loan originations indicates that lending opportunities in the Pacific Northwest region continue to be robust, and Sterling’s increasing pipeline of loan applications reflects the positive economies throughout our four-state footprint.”

Credit Quality

At December 31, 2005, total non-performing assets were $8.4 million, or 0.11 percent of total assets, compared to $13.9 million, or 0.20 percent of total assets, at December 31, 2004.  This is the lowest non-performing asset ratio Sterling has had in the last 20 years.  The decrease in this ratio was due in part to the sale of certain non-performing assets during 2005 and the improvement in the credit quality of certain large loans in the commercial real estate and multifamily portfolio, as well as the increase in total assets.

Classified assets were $59.6 million at December 31, 2005, a six percent decrease compared to $63.5 million at September 30, 2005, and a 13 percent decrease compared to $68.3 million at December 31, 2004.  The loan delinquency ratio decreased to 0.18 percent of total loans, compared to 0.32 percent of total loans at December 31, 2004, and 0.28 percent of total loans at September 30, 2005.  This was the lowest level of delinquent loans in the last 20 years.  Classified assets decreased from the preceding quarter, and from 2004, primarily as a result of the liquidation and final disposition of two large loans from the income property and commercial portfolios.

The annualized level of net charge-offs to average loans was 0.24 percent for the fourth quarter of 2005, a decrease from 0.40 percent for the September 2005 quarter, but an increase from 0.12 percent for the December 2004 quarter.  The quarterly variation in net loan charge-offs primarily reflects the liquidation of two large loans that were previously classified.  Net charge-offs to average loans for the year ended December 31, 2005 was 0.20 percent, an increase from 0.13 percent at December 31, 2004.  Management expects that Sterling’s increasing focus on commercial lending will generate a charge-off ratio higher than historical levels; however, Sterling’s credit standards will remain strong against those of its peers.

Sterling’s provision for loan losses was $4.7 million for the three months ended December 31,

2005, compared to $3.3 million for the same period in 2004.  At December 31, 2005, the loan loss allowance totaled $55.5 million, or 1.12 percent of total loans.  This compares with an allowance of $49.4 million, or 1.15 percent of total loans, at December 31, 2004.  Sterling believes the allowance is adequate given management’s analysis of the loan portfolio and Sterling’s relative product mix.

Balance Sheet and Capital Management

At December 31, 2005, Sterling’s total assets were $7.56 billion, an increase from the prior year’s total assets of $6.94 billion, primarily reflecting loan growth.  Shareholders’ equity to assets ratio was 6.70 percent and tangible shareholders’ equity to tangible assets was 5.07 percent at December 31, 2005, primarily reflecting year-over-year asset growth.

As of December 31, 2005, Sterling’s book value per share was $14.54, compared to $13.65 at December 31, 2004.  The increase in book value reflects the higher level of capital compared with the prior year.

Sterling’s leveraged and risk-based capital ratios continue to exceed the “well-capitalized” requirements.

Goodwill Litigation

There has been no material change in the status of Sterling’s lawsuit against the U.S. Government with respect to the loss of the goodwill treatment and other matters relating to Sterling’s past acquisitions of troubled thrift institutions (the “Goodwill Litigation”).  In May 1990, Sterling initiated the Goodwill Litigation, seeking damages for, among other things, breach of contract and deprivation of property without just compensation.

In September 2002, the U.S. Court of Federal Claims granted Sterling Savings Bank’s motion for summary judgment as to liability on its contract claim, holding that the U.S. Government owed contractual obligations to Sterling with respect to the company’s acquisition of three failing regional thrifts during the 1980s and had breached its contracts with Sterling.  On March 31, 2005, a hearing was held in the U.S. Court of Federal Claims on the U.S. Government’s motion to reconsider part of the September 2002 liability judgment.  Sterling opposed the motion.  Sterling is waiting for a decision on the motion and for a trial date to be set to determine what amount, if any, the U.S. Government must pay in damages for its breach.  The timing and ultimate outcome of the motion for reconsideration and the Goodwill Litigation cannot be predicted with certainty.  Because of the effort required to bring the case to conclusion, Sterling will likely continue to incur legal expenses as the case progresses.

Outlook

Gilkey concluded, “The Pacific Northwest is seeing continuing signs of a strengthening economy, including a higher demand for commercial real estate loans as well as commercial and industrial business loan growth.  As such, Sterling is well positioned for this growth with increased numbers of experienced and trained relationship officers.  Sterling’s customers and shareholders continue to benefit from Sterling’s growth and strategic positioning.  Sterling’s leadership position in regional community banking in the Pacific Northwest, combined with our growing footprint, and the corporate banking centers, business banking offices and subsidiaries all working together enhances our strategic positioning for the future.  We remain committed to our tradition of “Hometown Helpful” service as we continue to enhance our shareholders’ value.

I invite you to listen to our conference call tomorrow, when we will discuss our results, our 2006 business plan, its underlying assumptions, and provide our commentary to support our current estimate of earnings per share within a range of $1.93 to $2.03, for the year 2006.”

Fourth Quarter 2005 Earnings Conference Call

The company will host a conference call for investors the morning of January 31, 2006, at 8:00 a.m. PT to discuss the company’s financial results.  To participate in the conference call, domestic callers should dial 517-308-9004 approximately five minutes before the scheduled start time.  You will be asked by the operator to identify yourself and provide the password “STERLING” to enter the call.  A continuous replay will be available approximately one hour following the conference call and may be accessed by dialing 203-369-0118.  The continuous replay will be offered through Tuesday, February 28th at 6:00 p.m. PT.

Additionally, Sterling’s 2005 fourth quarter earnings conference call is being made available on-line at the company’s website, www.sterlingsavingsbank.com.  To access this audio presentation call, click on “Investor Relations” then click on the live audio webcast icon.

ABOUT STERLING

Sterling Financial Corporation of Spokane, Washington is a bank holding company, the principal operating subsidiary of which is Sterling Savings Bank.  Sterling Savings Bank is a Washington State-chartered, federally insured commercial bank, which opened in April 1983 as a stock savings and loan association.  Sterling Savings Bank, based in Spokane, Washington, has financial service centers throughout Washington, Oregon, Idaho and Montana.  Through Sterling Saving Bank’s wholly owned subsidiaries, Action Mortgage Company and INTERVEST-Mortgage Investment Company, it operates loan production offices in Washington, Oregon, Idaho, Montana, Arizona and California.  Sterling Savings Bank’s subsidiary Harbor Financial Services provides non-bank investments, including mutual funds, variable annuities and tax-deferred annuities and other investment products through regional representatives throughout Sterling Savings Bank’s branch network.

FORWARD-LOOKING STATEMENTS

This report contains forward-looking statements, which are not historical facts and pertain to Sterling’s future operating results.  These forward-looking statements are within the meaning of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements may include, but are not limited to, statements about Sterling’s plans, objectives, expectations and intentions and other statements contained in this report that are not historical facts.  When used in this report, the words “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates” and similar expressions are generally intended to identify forward-looking statements.  These forward-looking statements are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond Sterling’s control.  In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change.  Actual results may differ materially from the results discussed in these forward-looking statements because of numerous possible risks and uncertainties.  These include but are not limited to: the possibility of adverse economic developments that may, among other things, increase default and delinquency risks in Sterling’s loan portfolios; shifts in interest rates that may result in lower interest rate margins; shifts in the demand for Sterling’s loan and other products; lower-than-expected revenue or cost savings in connection with acquisitions; changes in accounting policies; changes in the monetary and fiscal policies of the federal government; and changes in laws, regulations and the competitive environment.